SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No.5)


                           WSFS Financial Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    929328102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


----------

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 929328102
         ------------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peninsula Investment Partners, L.P. (f/k/a Peninsula Partners, L.P.)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     600,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     600,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     600,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.52%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 929328102
          ------------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peninsula Capital Advisors, LLC

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     600,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     600,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     600,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.52%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 929328102
         ------------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     R. Ted Weschler

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     8,400*

6.   SHARED VOTING POWER

     600,000

7.   SOLE DISPOSITIVE POWER

     8,400*

8.   SHARED DISPOSITIVE POWER

     600,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     608,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.63%***

12.  TYPE OF REPORTING PERSON

     IN
------------------
* This amount includes option contracts which are immediately exercisable into 4,300 shares of Common Stock of the issuer.

*** Calculated based on a total of 7,049,034 shares outstanding only as regards to Mr. Weschler (7,044,734 shares outstanding plus options owned by Mr. Weschler to purchase 4,300 shares).

CUSIP No. 929328102
          ------------------------

Item 1(a).  Name of Issuer:


            WSFS Financial Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            838 Market Street
            Wilmington, DE 19899
            --------------------------------------------------------------------


Item 2(a).  Name of Persons Filing:


            Peninsula Investment Partners, L.P.
            Peninsula Capital Advisors, LLC
            R. Ted Weschler
            --------------------------------------------------------------------


Item 2(b).  Address of Principal Business Office, or if None, Residence:

            404 B East Main Street
            Charlottesville, VA 22902
            --------------------------------------------------------------------


Item 2(c).  Citizenship:

            Peninsula Investment Partners, L.P. - Delaware limited partnership Peninsula Capital Advisors, LLC - Delaware limited liability company
            R. Ted Weschler - United States
            --------------------------------------------------------------------


Item 2(d).  Title of Class of Securities:


            Common Stock, par value $0.01
            --------------------------------------------------------------------


Item 2(e).  CUSIP Number:


            929328102
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)   [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)   [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          Peninsula Investment Partners, L.P.

     (a) Amount beneficially owned:

          600,000 shares
          ----------------------------------------------------------------------

     (b) Percent of class:

          8.52%
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote     0
                                                        -----------------------,


          (ii) Shared power to vote or to direct the vote  600,000
                                                          ---------------------,


          (iii) Sole power to dispose or to direct the
                disposition of                             0
                                                          ---------------------,


          (iv)  Shared power to dispose or to direct the
                disposition of                             600,000
                                                          ---------------------.


     Peninsula Capital Advisors, LLC:

     (a) Amount beneficially owned:

         600,000 shares
          ----------------------------------------------------------------------

     (b) Percent of class:

          8.52%
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote     0
                                                          ---------------------,


          (ii) Shared power to vote or to direct the
               vote                                        600,000
                                                          ---------------------,


          (iii) Sole power to dispose or to direct the      0
                disposition of                            ---------------------,


          (iv)  Shared power to dispose or to direct the
                disposition of                             600,000
                                                          ---------------------.


     R. Ted Weschler:

     (a) Amount beneficially owned:

         608,400 shares
          ----------------------------------------------------------------------

     (b) Percent of class:

           8.63%
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote     8,400
                                                          ---------------------,


          (ii) Shared power to vote or to direct the vote  600,000
                                                          ---------------------,


          (iii) Sole power to dispose or to direct the
                disposition of                             8,400
                                                          ---------------------,


          (iv)  Shared power to dispose or to direct the
               disposition of                              600,000
                                                          ---------------------.



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                  N/A
         -----------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                  N/A
         -----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                  N/A
         -----------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                  N/A
         -----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                  N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       PENINSULA INVESTMENT PARTNERS, L.P.**

                                       By: Peninsula Capital Appreciation, LLC
                                           General Partner

                                       By: /s/ R. Ted Weschler
                                           -------------------
                                           R. Ted Weschler
                                           Managing Member

                                       PENINSULA CAPITAL ADVISORS, LLC**

                                       By: /s/ R. Ted Weschler
                                           -------------------
                                           R. Ted Weschler
                                           Managing Member

February 14, 2005                          /s/ R. Ted Weschler**
                                           -------------------
                                           R. Ted Weschler

** The Reporting Persons disclaim beneficial ownership of the shares reported herein except to the extent of their pecuniary interest.

                                                                  Exhibit A

                                    AGREEMENT

         The undersigned agree that this Schedule 13G Amendment No. 5 dated February 14, 2005 relating to the Common Stock par value $0.01 of WSFS Financial Corporation shall be filed on behalf of the undersigned.

                                       PENINSULA INVESTMENT PARTNERS, L.P.

                                       By: Peninsula Capital Appreciation, LLC
                                           General Partner

                                       By: /s/ R. Ted Weschler
                                           -------------------
                                           R. Ted Weschler
                                           Managing Member

                                       PENINSULA CAPITAL ADVISORS, LLC

                                       By: /s/ R. Ted Weschler
                                           -------------------
                                           R. Ted Weschler
                                           Managing Member

                                           /s/ R. Ted Weschler
                                           -------------------
                                           R. Ted Weschler

February 14, 2005
----------------------
Date

03038.0001 #547185